Exhibit 99.1

News Release

PS Business Parks, Inc.

701 Western Avenue

Glendale,  CA 91201-2349

psbusinessparks.com

For Release:	Immediately
Date:	September 7, 2018
Contact:	Maria R. Hawthorne
(818) 244-8080, Ext. 1370

PS Business Parks Appoints Jeffrey D. Hedges as Chief Financial Officer

and Promotes Trenton A. Groves to Chief Accounting Officer

GLENDALE, California–PS Business Parks, Inc. (NYSE:PSB) today announced the appointment of Jeffrey D. Hedges as Executive Vice President, Chief Financial Officer and Secretary and the promotion of Trenton A. Groves to Senior Vice President, Chief Accounting Officer and Assistant Secretary effective September 17, 2018.

Mr. Hedges joins PS Business Parks from Invitation Homes (NYSE:INVH) (formerly known as Starwood Waypoint Homes and prior to that Colony Starwood Homes), a publicly traded single-family residential Real Estate Investment Trust (“REIT”) that owns and operates single-family rental homes in the United States, where he served as Senior Vice President, Accounting and Reporting, since 2015.  Previously, Mr. Hedges was a Senior Manager at Ernst & Young LLP, a multi-national professional services firm, where he served in the Transaction Advisory Services and Assurance (Audit) groups.  Mr. Hedges is a certified public accountant and holds a Bachelor of Science from the W.P. Carey School of Business, Arizona State University, and a Master of Business Administration from the Wharton School, University of Pennsylvania.

Mr. Groves joined PS Business Parks as Corporate Controller in 2004 and has served as Vice President, Finance, and Corporate Controller since 2007.  Prior to joining the Company, Mr. Groves was in public accounting, serving as a manager in Assurance at Ernst & Young LLP and Arthur Andersen LLP.  Mr. Groves is a certified public accountant and holds a Bachelor of Science in Accounting from California State University, Northridge.

“We’re excited to welcome Jeff to PS Business Parks as our new CFO and to announce Trenton’s promotion to Chief Accounting Officer,” said Maria Hawthorne, President and Chief Executive Officer of PSB.  “Jeff brings extensive financial, management and strategic experience.  This, combined with his extensive leadership and industry background, transaction execution and excellent track record of leading the finance function at a publicly traded REIT, will be a huge asset to the Company.  Trenton is a seasoned finance leader who has a deep understanding of our business,” Ms. Hawthorne added.  “This is a well-deserved promotion, and I look forward to continuing to work with Trenton in the coming years.”

Company Information

PS Business Parks, Inc., a member of the S&P SmallCap 600, is a REIT that acquires, develops, owns and operates commercial properties, primarily multi-tenant industrial, flex and office space.  As of June 30, 2018, the Company wholly owned 28.3 million rentable square feet with approximately 5,000 commercial customers in six states and a 95.0% interest in a 395-unit apartment complex.

Forward-Looking Statements

This news release contains certain forward-looking statements within the meaning of applicable securities laws, including statements regarding PSB’s appointment of its new Chief Financial Officer. Words such as “expects,” “anticipates,” “will” and “intends” or similar expressions are intended to identify forward-looking statements.  The forward-looking statements contained in this news release represent PSB’s expectations as of the date of this news release, or as of the date they are otherwise stated to be made, and subsequent events may cause these expectations to change.  The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events or otherwise, except as may be required by law.

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